McCune Engineering

P. O. Box 451 Baldwin City, Kansas (785) 594-2540

March 29, 2005

Mr. Paul Branagan
Petrol Oil & Gas Inc.
3161 E. Warm Springs Rd.
Suite 300
Las Vegas, NV 89120

Dear Mr. Branagan:

As requested, McCune Engineering has prepared an estimate of the reserves, future production, and income attributable to certain leasehold interests of Petrol Oil & Gas Inc., as of December 31, 2004, for Petrol's filing with the Securities and Exchange Commission.

The estimated reserves and future income amounts presented in this report are related to crude oil and natural gas prices. Year-end 2004 oil and gas prices provided by Petrol personnel were utilized in this report. Consideration was given for the current hedging position of Petrol in the properties. Actual prices received in the future will likely vary from those used in this evaluation, therefore, volumes of reserves recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. Following is a summary of the results of this study.

Estimated Net Reserves and Income Data
Petrol Oil & Gas, Inc.
As of December 31, 2004

	Proved			
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves				
Oil (stock-tank barrels)	63,251	47,739	0	110,990
Gas (mcf)	3,923,563	1,874,349	6,894,975	12,692,887
Income Data				
Future Net Income	$15,234,926	$ 8,330,533	$ 22,910,487	$ 46,475,946
Discounted FNI @10%	$11,755,536	$ 6,126,565	$ 14,598,539	$ 32,480,640

Proved, developed producing reserves were estimated by extrapolation of historical production decline curves, or by analogy to similar wells in the same reservoir. Proved undeveloped reserves represent the reserves anticipated from the drilling of new wells. Undeveloped reserves were estimated by comparison to analogous wells with

application of a proper risk factor. The reserves of this report are within the guidelines of reserve definitions of the Society of Petroleum Engineers and the Securities and Exchange Commission.

Future cash flows were discounted at 10% per year, compounded annually in mid-year. Discounted net cash flow values represent the time value of money and should not be construed as a fair market value estimate.

The reserve values stated in this report are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues so stated in the report may be more or less than what will ultimately be recovered. While reserve estimates presented herein are believed reasonable, they should be accepted with the understanding that economics, operations and reservoir performance after the date of the estimate may justify their revision.

Petrol Oil & Gas, Inc. provided product prices, operating costs, production histories, and working and net revenue interests. Severance and ad valorem taxes were included in the tax columns. Operating costs and product prices were held constant throughout the life of the properties. No deductions were made for general administration and overhead expenses, loan repayments, interest expenses, pipeline taps, and exploration and development costs that are not charged directly to the leases or wells. Neither salvage values nor costs to plug and abandon wells were considered.

Personnel of McCune Engineering did not make any field examination of the subject properties for the purposes of this report. No consideration or evaluation was made concerning any potential environmental liabilities, if any, caused by past operations.

This report has been prepared for the exclusive use of Petrol Oil & Gas Inc. The report shall not be reproduced, distributed or made available to any other person or company without the written consent of McCune Engineering. McCune Engineering has no interests, monetarily or otherwise, in the properties or company subject of this report. Any relationship with Petrol Oil & Gas Inc.., its officers and agents or other interested parties involved with the assets of this report is strictly on a consulting basis.

Very truly yours,

McCUNE ENGINEERING

Dwayne McCune

Dwayne McCune, P.E. (KS 7034)

DISCUSSION

The following economic parameters were utilized in evaluating these reserves:

Working Interest and Net Revenue Interest	Variable, stated on individual lease evaluation pages.
Oil Price	$49.55/stock-tank barrel
Gas Price	$ 6.20/mcf
Operating Expenses	Oil wells - $175/well-month -$200/well-month in waterflood Petro-Neodesha - $1,260/well-month Coffey County - $1,000/well-month
Ad valorem tax	3% of gross revenue
Severance tax (when applicable)	4.33% of gross revenue
Drilling Cost; Coffey County	$135,000/well, includes drilling, completion, stimulation, well equipment, gathering system, meters, etc. Producing to market. Success factor = 75%
Dry hole cost, Coffey County	$ 25,000/location
Drilling cost, Neodesha	$65,000/well, includes drilling, completion, stimulation, well equipment, gathering system, meters, etc. Producing to market. Success factor = 90%.
Dry hole cost, Neodesha	$ 9,500/location
Present Worth factor	10% per year

With the expansion of operations and the addition of new wells, additional reserves will probably be created during the next few months. Currently, many of the oil properties exhibit the potential of a considerable increase in reserves, well beyond what can be included currently. These properties include idle wells to be returned to production, waterflood potential, and possibly more drilling locations to be developed.

Non-producing and undeveloped gas reserves will be moved to the proved, developed category when, and if, adequate production histories qualify them for that category. As commercial development progresses, new proved locations will add reserves to the proved undeveloped category, until developed.

Gas reserves in the Cass County, Missouri qualify as Probable until adequate flow tests are conducted and a market connection is available. These reserves were estimated by analogy to the nearest similar coalbed gas production – the Osborn Energy project in Johnson and Miami Counties, Kansas.

SOCIETY OF PETROLEUM ENGINEERS
DEFINITIONS OF OIL AND GAS RESERVES

RESERVES

Reserves are estimated volumes of crude oil, condensate, natural gas, natural gas liquids and associated substances anticipated to be commercially recoverable from known accumulations from a given date forward, under existing economic conditions, by established operating practices, and under current government regulations.

PROVED RESERVES

Proved reserves can be estimated with reasonable certainty to be recoverable under current economic conditions. Current economic conditions include prices and costs prevailing at the time of the estimate. Proved reserves may be **developed** or **undeveloped.**

> ***DEVELOPED RESERVES:*** *Developed reserves are those expected to be recovered from existing wells (including reserves behind pipe). Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be subcategorized as producing or non-producing.*

> ***UNDEVELOPED RESERVES:*** *Undeveloped reserves are those expected to be recovered: (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.*

UNPROVED RESERVES

Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic or regulatory uncertainties preclude such reserves being classified as proved. They may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. Unproved reserves may be divided into two subclassifications: **probable** and **possible.**

> ***PROBABLE RESERVES:*** *Probable reserves are less certain than proved reserves and can be estimated with a degree of certainty sufficient to indicate they are more likely to be recovered than not.*

POSSIBLE RESERVES: *Possible reserves are less certain than probable reserves and can be estimated with a low degree of certainty, insufficient to indicate whether they are more likely to be recovered than not.*

GAS SUMMARY

	REMAINING GROSS RESERVE GAS	REMAIN. NET RESERVES PETROL OIL & GAS INTERES GAS	PETROL OIL & GAS INC. FUTURE NET CASH FLOW	DISCOUNTED FNCF
PROVED, DEVELOPED PRODUCING	5,054,802	3,923,563	$13,827,661	$10,765,613
PROVED, DEV. NON-PRODUCING	2,218,164	1,874,349	$7,565,500	$5,654,561
PROVED UNDEVELOPED	8,605,000	6,894,975	22,910,487	14,598,539
TOTAL	15,877,966	12,692,887	$44,303,648	$31,018,713

OIL SUMMARY

	REMAINING GROSS RESERVE OIL	REMAIN. NET RESERVES PETROL OIL & GAS INT. OIL	PETROL OIL & GAS INC. FUTURE NET CASH FLOW	 DISCOUNTED FNCF
PROVED, DEVELOPED PRODUCING	179,342	63,251	$1,407,265	$989,923
PROVED, DEV. NON-PRODUCING	90,163	47,739	$765,033	$472,004
PROVED UNDEVELOPED	0	0	0	0
TOTAL	269,505	110,990	$2,172,298	$1,461,927

PETRO OIL & GAS INC.
PROVED RESERVES

GRAND SUMMARY

	REMAINING GROSS RESERVE		REMAIN. NET RESERVES PETROL OIL & GAS INT.		PETROL OIL & GAS INC.	
	OIL (STB)	GAS (MCF)	OIL (STB)	GAS (MCF)	FUTURE NET CASH FLOW	DISCOUNTED FNCF
PROVED, DEVELOPED PRODUCING	179,342	5,054,802	63,251	3,923,563	$15,234,926	$11,755,536
PROVED, DEV. NON-PRODUCING	90,163	2,218,164	47,739	1,874,349	$8,330,533	$6,126,565
PROVED UNDEVELOPED	0	8,605,000	0	6,894,975	22,910,487	14,598,539
TOTAL	269,505	15,877,966	110,990	12,692,887	$46,475,946	$32,480,640

PROBABLE RESERVES

Probable reserves are assigned to potential producing gas well locations, currently undrilled, in the Petrol-Neodesha area of Neosho and Wilson Counties, Kansas, and the Coal Creek Project in Coffey County, Kansas; and in cased wells in Cass County, Missouri which are awaiting testing.

In summary, the Probable reserves and their associated economic values are:

PROJECT	GROSS RESERVE	NET RESERVE	FUTURE NET REVENUE	DISC. FUT. NET REV.
Petrol-Neodesha	5,375,000	4,273,125	$12,421,888	$6,537,426
Coffey County KS	1,200,000	1,014,000	$ 2,958,441	$1,716,315
Cass County MO	150,000	126,750	$ 458,661	$ 360,239
Total Probable	6,725,000	5,413,825	$ 15,838,990	$8,613,980

As probable reserves are less likely to be recovered than proved, a risk factor is applied to the probable reserves.

Reserves in Cass County were determined by analogy to the nearest coalbed gas production approximately 25 miles to the west. The Osborn Energy properties in Miami and Johnson Counties, Kansas are indicating an average ultimate recovery of about 33,000 MCF per well on their best leases.

POSSIBLE RESERVES

Petrol Oil and Gas Inc. owns leasehold interests in 169,177 acres in twelve Kansas and Missouri counties. The aforementioned proved and probable reserves are situated within the developed portions of this acreage. Due to the lack of data and the uncertainty involved only possible reserves can be assigned to the untested acreage.

Assuming a 10% success factor, 140,000 untested acres, 80 acres per well, and 150 MMCF gas reserve per well, the current estimated possible reserves from the Petrol acreage is:

Possible Gas Reserves = 0.10 X 140,000/80 X 150,000 mcf/well = **26,250,000 MCF**

Economic evaluations have not been applied to the Possible reserves.

The leased acreage is distributed as follows, by county:

Allen, Kansas	320	Lyon, Kansas	1,911
Anderson, Kansas	19,292	Neosho, Kansas	4,800
Bourbon, Kansas	3,546	Osage, Kansas	10,200
Coffey, Kansas	82,629	Wilson, Kansas	5,200
Douglas, Kansas	6,056	Bates, Missouri	1,920
Franklin, Kansas	20,462	Cass, Missouri	12,819